Exhibit 14.1

Asbury Automotive

Code of Business Conduct and Ethics
for Directors, Officers and Employees

February 16, 2011

A Message from Craig Monaghan

“The reputation of Asbury, our brands and dealerships is built on a solid foundation - the principles of honesty and integrity that we practice every day. Upholding these principles must be our highest priority.”

Craig Monaghan, CEO

Introduction

As a public company operating one of largest automotive retail businesses in the United States, we at Asbury Automotive Group have a responsibility to our securities holders, customers, vendors, lenders and colleagues to conduct our business in accordance with the highest ethical standards. Moreover, Asbury's continued success depends in large part on our reputation for integrity and corporate governance. As such, this Code of Business Conduct and Ethics is a set of rules that are designed to promote honest and ethical conduct, deter wrongdoing and encourage prompt internal reporting of any violation of this Code or applicable laws and regulations.

This Code of Business Conduct and Ethics applies to the directors, officers and employees of Asbury Automotive Group, Inc. and its subsidiaries and dealerships, including all principal executive, financial and accounting officers. In this document we refer to all the Asbury related companies collectively as “Asbury” or the “Company” and to their directors, officers and employees as “Asbury Associates.”

This Code of Business Conduct and Ethics is not an employment contract. A Code of Business Conduct and Ethics, no matter what its length, cannot possibly cover all situations an Asbury Associate might encounter. Our platforms and individual dealerships have employee handbooks that cover many of the topics addressed in this Code; these handbooks should be your first point of reference. This Code does not supersede any of the policies or procedures outlined in the handbooks, or any other published Asbury policies.

Voicing Concerns and Getting Answers

Each Asbury Associate is responsible for raising ethical concerns, questions or complaints faithfully, and for reporting all violations of this Code, as well as violations of any other laws, rules, or regulations. Keep in mind that we are all responsible for holding each other to high ethical standards. Unethical actions cannot be excused because they were directed or required by another.

If your job responsibilities are in management, or any position in an accounting or financial role, you have special responsibilities and accountability under these guidelines to monitor compliance, enforce the standards, and report instances of suspected or actual non-compliance to the appropriate source. Your Human Resources manager, local supervisor and management are available to listen - and act on - any report, ethical concern, question or complaint. In addition, Asbury adheres to an open door policy so you may voice concerns by contacting the Chief Executive Officer, the Chief Financial Officer, the Director of Internal Audit, the Vice President of Human Resources or General Counsel at Asbury's corporate offices in Duluth, Georgia (770-418-8200).

For anonymous reporting, Asbury maintains a confidential telephone “hot line” called The Network (1-888-310-6741). No one at Asbury will hear your voice or have access to The Network's phone records. Information regarding all calls to The Network is sent to Asbury for review and action. In addition, calls which report financial irregularities, theft, fraud or violations of securities laws are sent directly to the Audit Committee of the Board of Directors.

Regardless of the reporting method that is used, it is imperative that Asbury Associates utilize one of the reporting mechanisms at the earliest possible stage. All of us at Asbury face serious legal and economic consequences if a violation of this Code is allowed to persist unaddressed, including loss of business and damage to the reputation of the dealership and Asbury.

All reports, concerns, questions and complaints received by Asbury will be taken seriously and handled promptly. No retaliation will be taken against any Asbury Associate for making a report or raising a concern, question or complaint in good faith. In addition, no Asbury Associate will be retaliated against for engaging in any of the following conduct: (i) providing information to his superiors or any law enforcement agency; (ii) testifying in any proceeding subject to the jurisdiction of the Consumer Protection Bureau; (iii) filing any proceeding under any federal consumer financial law; and, (iv) objecting to, or refusing to participate in, any activity, policy, practice or assigned task that the employee reasonably believes to be in violation of any law, rule, order, standard, or prohibition, subject to the jurisdiction of the Consumer Protection Bureau.

Any Asbury Associate who retaliates against a colleague in violation of this Code will face serious disciplinary action, up to and including termination.
Business Conduct and Ethics

Compliance

Asbury Associates are responsible for conducting themselves in compliance with this Code of Business Conduct and Ethics, other Company policies and all applicable laws and regulations.

Financial Records and Public Disclosures

It is Asbury's policy to keep all financial books, records and accounts so as to reflect fully and accurately the Company's transactions in accordance with required accounting principles and the Company's policies, procedures and controls. Accordingly, Asbury Associates are prohibited from making deliberately false or inaccurate entries for any purpose, or altering Company business records in any way. As a public company, Asbury is required to file or furnish periodic and other reports with the Securities and Exchange Commission (“SEC”). It is our policy that all of our reports to the SEC, as well as all other public communications, will be full, fair, accurate and timely.

Asbury Associates must cooperate with Company internal and independent auditors, and no director or employee may take any action to coerce, manipulate, or mislead any such auditors. Employees and directors are also responsible for preserving any records relevant to any litigation or government investigation.

Workplace Conduct

Asbury is committed to providing a workplace free from discrimination and with equal opportunity in our employment practices, including selection, hiring, promotion, transfer and compensation, without regard to race, color, disability, sex, sexual orientation, age, religion, veteran status, national origin, citizenship or any other protected status under the law.

Asbury does not tolerate harassment of any kind, including sexual harassment, of or by any Asbury Associate in situations involving another Associate, customer, vendor or business associate. It is the responsibility of each Asbury Associate who witnesses or experiences this type of harassing behavior in the workplace to bring it to the attention of your Human Resources manager or management so Asbury can take corrective action. Confidential reporting is available via The Network (1-888-310-6741).

Asbury does not tolerate workplace violence or threats of any kind. We prohibit the illegal use (including possession, distribution, dispensation, manufacture of transfer) of controlled substances. In addition, employees are prohibited from being under the influence of controlled substances or alcohol on our property or work sites and in Company owned or leased vehicles.

Conflicts of Interest

Asbury Associates must conduct themselves in a manner that avoids actual or apparent conflicts of interest and that protects our business reputation. Business decisions must be based on the best interests of Asbury and its stockholders, and must not be motivated by personal considerations or relationships. Business opportunities that come to the attention of an Asbury Associate due to his or her position or through the use of Company property or information belong to the Company, and may not be exploited by the Asbury Associate for personal gain. Asbury Associates may not use Company property, information or their positions for personal gain, nor may they compete with the Company.

If you are a full-time Asbury Associate, your employment with the Company must be your first priority, and you must devote substantially all of your working time to your Asbury responsibilities.

Asbury Associates may not own, or have a substantial interest in, any company that competes with Asbury, or in any company that is a significant vendor, supplier or lender. For additional information, please consult the Company's Conflict of Interest and Gifts and Entertainment Policy.

Use of Asbury Property or Resources and Protection of Assets

Asbury Associates must use Company property and resources solely for legitimate Company purposes. They must protect Company assets from theft, carelessness or waste, and ensure their efficient use.

Insider Trading

There are times when Asbury Associates may be exposed to information about Asbury that is not available to the investing public. This is called “nonpublic” or “inside” information. It is illegal and a violation of Company policy and this Code of Business Conduct and Ethics for Asbury Associates to buy or sell Asbury securities if he or she possesses material inside information. It is also illegal and a violation of policy and this Code for an Asbury Associate to pass along Asbury material inside information to a third party to make trades. In addition, the Directors and certain other Asbury Associates are designated as “Covered Persons” and are subject to trading restrictions set out in the Company's Insider Trading Policy. If you are unsure whether you are a Covered Person, are in possession of material inside information, or of the legal rules that would apply to a potential purchase or sale by you of Asbury securities, you should consult with Asbury's General Counsel before trading. For additional information, please consult the Company's Insider Trading Policy and related memo to employees.

Intellectual Property

Asbury Associates must ensure that the Company does not infringe the copyrights, patents and trademarks of other companies, and that such material is only used to the extent permitted in our license from the owner, or as allowed by law. In addition, if you have any information related to others using the Company's intellectual property without permission, please report it to the Legal Department.

Fair Dealing

We will be fair in all of our business dealings with customers, vendors, suppliers, lenders, competitors and employees. No Asbury Associate should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. It is our policy to compete solely on the merits of our products and services and in full compliance with antitrust laws. We will not make false or misleading statements or innuendo about our competitors, nor will we agree or collude with competitors to fix prices, divide markets or otherwise impede market forces.

Confidential Information

All Asbury Associates have a duty to safeguard the confidential and proprietary information of the Company, as well as the confidential information of our customers and other third parties that they have entrusted to us. Asbury Associates must follow the Safeguards Customer Information Security Program and Red Flags Policy established by their dealership or region.

Workplace Safety

Each Asbury Associate is responsible for observing safety rules, policies and regulations. Company employees must promptly report any suspected violations of health and safety laws or regulations to their managers.

Environmental Laws

Asbury is committed to conducting business in a manner that protects the environment and the general public. As such, Asbury Associates are expected to comply with all relevant environmental laws and regulations.

Waivers of this Code of Conduct

A waiver of any provision of this Code of Business Conduct and Ethics for any executive officer or Director of Asbury may be made only upon written approval of the Board of Directors or a designated Board committee, and must be promptly disclosed to the stockholders. Waivers for any other Asbury Associate may be made only upon written approval of the Chief Executive Officer. Requests for waivers should be submitted in writing to the General Counsel, located in Asbury's corporate office in Duluth, Georgia.